Exhibit 10.12

SECOND AMENDMENT TO THE
HOUSTON WIRE & CABLE COMPANY
2006 STOCK PLAN

WHEREAS, Houston Wire & Cable Company, a Delaware corporation (the “Company”), maintains the Houston Wire & Cable Company 2006 Stock Plan, as amended (the “Plan”); and

WHEREAS, the Company has reserved the authority to amend the Plan and now deems it appropriate to do so.

NOW THEREFORE, the Plan is hereby amended, effective as of February 10, 2014, as follows:

1.	Section 6.2(e) of the Plan is hereby amended to read in its entirety as follows:

(e) Subject to the provisions of subsection (b) hereof and the restrictions set forth in the related Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. Notwithstanding the preceding sentence, in the case of a Stock Award that provides for the right to receive dividends or distributions: (i) if such Stock Award is subject to performance-based restrictions as described in Section 6.2(c), the Company shall accumulate and hold such dividends or distributions, and (ii) in the case of all other such Stock Awards, the Board shall have the discretion to cause the Company to accumulate and hold such dividends or distributions. In either such case, the accumulated dividends or other distributions shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such dividends or distributions attributable to the portion of a Stock Award for which the restrictions do not lapse shall be forfeited.

2.	Section 8.1 of the Plan is hereby amended to read in its entirety as follows:

8.1 Effect of Change in Control. In addition to the Committee’s authority set forth in Section 3, upon a Change in Control of HWC, the Committee is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide that (A) all outstanding Awards shall become fully vested and exercisable, and (B) all restrictions applicable to all Awards shall terminate or lapse; (ii) provide for the purchase of any outstanding Stock Option, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (iv) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

IN WITNESS WHEREOF, this Second Amendment has been executed on this 10th day of February, 2014.

HOUSTON WIRE & CABLE COMPANY

By:
Nicol G. Graham Chief Financial Officer, Treasurer and Secretary